Exhibit 10.5

CLARIVATE PLC

Friars House

160 Blackfriars Road

London SE1 8EZ United Kingdom

June 1, 2020

Camelot Holdings (Jersey) Limited
Friars House
160 Blackfriars Road
London SE1 8EZ United Kingdom

Re:      Amendment to Sponsor Agreement (this “Agreement”)

Ladies and Gentlemen:

Reference is made to the Sponsor Agreement, dated January 14, 2019 (as amended, the “Sponsor Agreement”) by and among Churchill Capital Corp, a Delaware corporation (“Churchill”), Camelot Holdings (Jersey) Limited, a private limited company organized under the laws of the Island of Jersey (the “Company”), Clarivate Plc, a public limited company organized under the laws of the Island of Jersey (“Holdings”), Churchill Sponsor LLC, a Delaware limited liability company (“Sponsor”),  Garden State Capital Partners LLC, a Delaware limited liability company, and the Founders (as defined therein). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Sponsor Agreement.

WHEREAS, paragraph 5(b) of the Sponsor Agreement provides terms with respect to the allotment and issuance by Holdings of 7,000,000 newly-issued ordinary shares of Holdings (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like, called sweetener shares in the Sponsor Agreement but henceforth shall be called the “Merger Shares”);

WHEREAS, the board of directors of the Company has determined to waive the stock price level performance condition described in Section 5(b) of the Sponsor Agreement with respect to the Merger Shares and that the Merger Shares shall be issued on or prior to December 31, 2020 (but not during the continuance of any ordinary share lock-up imposed by underwriters in connection with a Holdings offering applicable to recipients of Merger Shares (as defined below), unless such a lock-up is in existence on December 31, 2020); and

WHEREAS, Holdings may, subject to the terms of that certain Amended and Restated Registration Rights Agreement dated May 13, 2019, file with the United States Securities and Exchange Commission from time to time one or more registration statements to register the offer and sale of ordinary shares of Holdings on its own behalf and/or on behalf of certain selling shareholders  (any such offering, a  “Registered Offering”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

Section 1.  Amendments.  Effective as of the date hereof,  the Sponsor Agreement is amended pursuant to Paragraph 12 thereof as follows:

a.   Paragraph 5(b) of the Sponsor Agreement is hereby amended by amending and restating Paragraph 5(b) to read in its entirety as follows:

“(b)    On or prior to December 31, 2020 (but not during the continuance of any ordinary share lock-up imposed by underwriters in connection with a Holdings offering applicable to recipients of Merger Shares (as defined below), unless such a lock-up is in existence on December 31, 2020), Holdings shall allot and issue to such Persons as are designated pursuant to this paragraph 5(b) 7,000,000 newly-issued ordinary shares of Holdings (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like, the “Merger Shares”), which Merger Shares shall be issued for no additional consideration and in accordance with all applicable Laws, and such Merger Shares shall be issued, credited as fully paid-up.  The Merger Shares shall be issued to Persons and in amounts designated in a written notice to Holdings given after the date hereof by Jerre Stead and Michael Klein (or, in the event of the death or incapacity of either, by his respective successor to such designation right, the identity of whom shall have been notified to Holdings in writing by the other).  For avoidance of doubt, the Merger Shares are not Locked-up Holdings Securities and are not subject to the Founder Shares Lock-up Period.”

b.   All references to “Sweetener Shares” in the Sponsor Agreement shall be replaced with “Merger Shares”.

c.   The Sponsor Agreement shall hereby be deemed amended in all other respects necessary to permit the resale of Merger Shares by the holders thereof, including, but not limited to, the offer and sale of such Merger Shares in any Registered Offering, subject to the terms and conditions of the Registration Rights Agreement, to the extent applicable.

Section 2.  Interpretation.  Except as explicitly amended on March 29, 2019, September 3, 2019 and hereby, the Sponsor Agreement shall continue, without amendment, in full force and effect from and after the date hereof.  On and after the date hereof, whenever the Sponsor Agreement is referred to in any agreements, documents, or instruments, such reference shall be deemed to be to the Sponsor Agreement as amended on March 29, 2019 and September 3, 2019 and as further amended by this Agreement.

Section 3.  Representations and Warranties.  Each of the Company and Holdings represents and warrants, as of the date hereof:

a.   it is validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization, and this Agreement is a legal, valid, and binding obligation of such party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

b.   the entry into of, and the performance by it of the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents; and

c.   except as expressly provided in this Agreement, it has all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to perform its respective obligations under this Agreement.

Section 4.  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages.  Therefore, it is accordingly agreed that each party shall be entitled to enforce specifically the terms and provisions of this Agreement, or to enforce compliance with, the covenants and obligations of the other party, in any court of competent jurisdiction.  Any person seeking an injunction, a decree or order of specific performance shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition to, and not in substitution for, any other remedy to which such party is entitled at law or in equity.

Section 5.  Miscellaneous.  Sections 12 (Entire Agreement; Amendments), 13 (Assignment), 15 (Counterparts), 16 (Severability), 17 (Governing Law; Venue; Waiver of Jury Trial), and 18 (Notices) of the Sponsor Agreement are hereby incorporated into this Agreement by reference as if set forth in full herein, mutatis mutandis, and shall apply in all respects to this Agreement.

[Signature page follows.]

Please signify your agreement with the foregoing Agreement by signing where indicated below.

Sincerely,

CLARIVATE PLC

		By:	/s/ Jerre L. Stead
		Name:	Jerre L. Stead
		Title:	Chief Executive Officer

ACCEPTED AND AGREED
as of the date first written above:

CAMELOT HOLDINGS (JERSEY) LIMITED

By:	/s/ Stephen Hartman
Name:	Stephen Hartman
Title:	Director

[Signature Page to Amendment to Sponsor Agreement]